Exhibit 31.1

                                  CERTIFICATION

I, John Kehoe, certify that:

1. I have reviewed this report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of the period covered by this report, of MS Structured Asset Corp. on behalf of SATURNS Trust No. 2002-9;

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this report on Form 10-K;

3. Based on my knowledge, the distribution or servicing information required to be provided to the depositor by the trustee under the pooling and servicing, or similar, agreement, for inclusion in these reports is included in these reports; and

4. I am responsible for reviewing the activities performed by the depositor and the trustee under the pooling and servicing, or similar, agreement and based upon my knowledge and the annual compliance review required under that agreement, and except as disclosed in the reports, the depositor and trustee have each fulfilled its obligations under that agreement.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: LaSalle Bank National Association and its officers and agents.

                                                     By: /s/ John Kehoe
                                                        ------------------------
                                                        Name:    John Kehoe
                                                        Title:   Vice President
                                                        Date:    March 30, 2004